UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2005

Intervoice, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-15045	75-1927578
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

17811 Waterview Parkway,
Dallas, Texas 75252
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (972) 454-8000

Not applicable
(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement
SIGNATURE

Item 1.01. Entry into Material Definitive Agreement

     In recognition of Intervoice, Inc.’s (the “Company”) improved earnings for the fiscal year ended February 28, 2005, the Compensation Committee of the Board of Directors (the “Committee”) approved the payment of discretionary cash bonuses totaling $400,000 to the Company’s officers and certain senior managers, not including officers and senior managers in the Company’s sales departments. The Committee approved the discretionary bonuses to reward the officers and senior managers for their hard work and dedication which helped the Company almost double its net income from fiscal 2004 to fiscal 2005. The bonus pool was allocated to such officers and senior managers based on the same formula used to award bonuses under the Company’s previously disclosed Fiscal Year 2005 Second Half Incentive Plan (the “Ship Plan”). Aggregate cash bonuses paid pursuant to the Ship Plan and the discretionary cash bonus ranged from approximately 44% of base salary for the Chief Executive Officer, to approximately 18% to 30% of base salary for other executive officers, to approximately 12% to 18% of base salary for the remaining officers and senior managers. A discretionary cash bonus was also paid to the Company’s other employees who were not in sales positions to reward them for their hard work and dedication during fiscal 2005. All bonuses earned under the Ship Plan and the discretionary cash bonuses were expensed during fiscal 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVOICE, INC.
	By:	/s/ Dean C. Howell
Dean C. Howell
Date: April 8, 2005		Executive Vice President, General Counsel and Secretary